Exhibit (a)(85)

FIFTH NOTICE TO PARTICIPANTS OF

AIRGAS, INC. 401(k) PLAN

September 21, 2010

Dear Plan Participant:

Amended Airgas Schedule 14D-9

You are receiving this notice because you are invested in the Airgas Common Stock Fund (the “Company Stock Fund”) in the Airgas, Inc. 401(k) Plan (the “Plan”). As we have advised in our previous mailings, Air Products Distribution, Inc., a wholly-owned subsidiary of Air Products and Chemicals, Inc. (“Air Products”), has announced an offer to purchase all of the issued and outstanding shares of common stock of Airgas, Inc. upon the terms and subject to the conditions explained in the “Offer to Purchase for Cash” dated February 11, 2010 (such terms and conditions are referred to in this letter as the “Offer”) and the “Amended Offer to Purchase for Cash” dated July 23, 2010 (such terms and conditions are referred to in this letter as the “Amended Offer”). You may be aware that, Air Products again has amended and raised its Offer on September 7, 2010 (upon such terms and conditions as are referred to in this letter as the “Raised Offer”). Under a separate cover you may receive materials related to this Raised Offer, including directions as to how you may direct Vanguard Fiduciary Trust Company (“Vanguard”) to tender or not tender your shares of Airgas, Inc. common stock held in the Company Stock Fund.

Airgas, Inc. is required by law to publish, send or give to you a statement as to whether it recommends acceptance or rejection of the Raised Offer, that it has no opinion with respect to the Raised Offer or that it is unable to take a position with respect to the Raised Offer. A copy of the amendment to the Airgas Schedule 14D-9 as filed with the Securities and Exchange Commission on September 7, 2010 is enclosed, and you are encouraged to read these materials in conjunction with the Raised Offer because they contain important information about the Raised Offer, including the recommendation of the Airgas Board of Directors with respect to the Raised Offer.

If you have any questions concerning the amended Airgas Schedule 14D-9 or need additional copies of Airgas’ publicly-filed materials, please contact Innisfree M&A Incorporated at (877) 687-1875 (toll-free). If you have questions about your 401(k) account or questions about how to provide tender instructions to Vanguard, please contact Vanguard Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Sincerely,

Vanguard Fiduciary Trust Company

Post Office Box 2900 • Valley Forge Pennsylvania 19482-2900 • (610) 669-1000